Exhibit 16.1

January 2, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Phunware, Inc. (formerly known as Stellar Acquisition III, Inc.) under Item 4.01 of its Form 8-K dated January 2, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Phunware, Inc. (formerly known as Stellar Acquisition III, Inc.) contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, NY